RMB INVESTORS TRUST

on behalf of

RMB FUND
RMB MENDON FINANCIAL SERVICES FUND
RMB MENDON FINANCIAL LONG/SHORT FUND
RMB INTERNATIONAL SMALL CAP FUND
RMB INTERNATIONAL FUND
RMB JAPAN FUND
RMB SMALL CAP FUND
RMB SMID CAP FUND
RMB DIVIDEND GROWTH FUND

(each, a “Fund”)

RULE 12B-1 DISTRIBUTION PLAN
Class A, Class C, and Investor Class shares

WHEREAS, RMB INVESTORS TRUST, a Delaware statutory trust (the “Trust”), engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “Act”);

WHEREAS, the Trust has issued and is authorized to issue shares of beneficial interest (“Shares”) par value $0.10 per share as set forth in its Agreement and Declaration of Trust, as Amended and Restated;

WHEREAS, the Board of Trustees of the Trust (the “Board”) has established and designated Class A Shares and Class C Shares for the RMB Fund, the RMB Mendon Financial Services Fund and the RMB Mendon Financial Long/Short Fund;

WHEREAS, the Board has established and designated Investor Class Shares for the RMB International Small Cap Fund, the RMB International Fund, the RMB Japan Fund, the RMB Small Cap Fund, the RMB SMID Cap Fund and the RMB Dividend Growth Fund;

WHEREAS, each Fund may offer Class A Shares, Class C Shares, and Investor Class Shares as established and designated by the Board pursuant to Rule 18f-3 under the Act, which permits each Fund to implement a multiple class distribution system providing investors with the option of purchasing shares of various classes;

WHEREAS, the Board as a whole, and the trustees who are not interested persons of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of the Rule 12b-1 plan provided for herein (the “Plan”) or any agreements related to the Plan (the “Qualified Trustees”), have determined, after review of all information and consideration of all pertinent facts reasonably necessary to an informed determination of whether the Plan should be implemented, in the exercise of reasonable business judgment and in light of their fiduciary duties, that there is a reasonable likelihood that the Plan will benefit each Fund, the applicable class and the shareholders of each class, and have accordingly approved the Plan by votes cast in person at a meeting called for the purpose of voting on the Plan.

NOW, THEREFORE, in consideration of the foregoing, the Trust hereby adopts the Plan in accordance with Rule 12b-1 under the Act on the following terms and conditions:

1. (a) The Trust shall pay to the principal underwriter of the Funds (the “Distributor”), as the principal distributor of the Class A Shares and Investor Class Shares, a fee for distribution services and expenses and shareholder services and expenses at the rate of up to:

(i)	0.25% per annum of the average daily net asset value of the Class A Shares of the RMB Fund and RMB Mendon Financial Services Fund
(ii)
0.25% per annum of the average daily net asset value of the Investor Class Shares of the RMB International Small Cap Fund, RMB International Fund, and RMB Japan Fund, RMB Small Cap Fund, RMB SMID Cap Fund and RMB Dividend Growth Fund; and

(iii)	0.30% per annum of the average daily net asset value of the Class A Shares of the RMB Mendon Financial Long/Short Fund.

The fee shall be calculated and accrued daily and paid monthly, or at such other payment intervals as the Board shall determine, with respect to each Fund and class of Shares thereof; provided, however, that the portion of such fee used to cover shareholder services and expenses shall not exceed 0.25% per annum of the average daily net asset value of Class A or Investor Class Shares of any Fund.

  (b) The Trust shall pay to the Distributor, as the principal distributor of the Class C Shares of the RMB Fund, RMB Mendon Financial Services Fund, and RMB Mendon Financial Long/Short Fund , a fee for distribution services and expenses at the rate of 0.75% per annum of the average daily net asset value of the Class C Shares of each such Fund and a fee for shareholder services and expenses at a rate of 0.25% per annum of the average daily net asset value of the Class C Shares of each such Fund.  The fee shall be calculated and accrued daily and paid monthly, or at such other payment intervals as the Board shall determine, with respect to each Fund and class of Shares thereof.

2. (a) The distribution amounts set forth in paragraph 1 of the Plan shall be paid for the Distributor’s distribution services and expenses as the principal distributor of each Fund’s Class A, Class C, and Investor Class Shares, as appropriate, and shall be used by the Distributor to furnish, or cause or encourage others to furnish, services and incentives in connection with the promotion, offering and sale of each Fund’s Class A, Class C, and Investor Class Shares, and where suitable and appropriate, the retention of each Fund’s Class A, Class C, and Investor Class Shares by the respective Fund’s shareholders.  Such amounts may be spent by the Distributor, in its discretion, on, among other things, compensation to and expenses (including overhead and telephone expenses) of account executives or other employees of the Distributor or of other broker-dealers who engage in or support the distribution of each Fund’s Class A, Class C, and Investor Class Shares; printing of prospectuses and reports for other than existing shareholders; advertising; preparation, printing and distribution of sales literature; allowances to other broker-dealers; and distribution expenses incurred in connection with the distribution of Shares of a corresponding class of any Fund or other open-end, registered investment company which sells all or substantially all of its assets to a Fund or which merges or otherwise combines with a Fund.

(b) The shareholder service amounts set forth in paragraph 1 of the Plan shall be paid for shareholder services and expenses, including payments made to, or on account of, account executives of selected broker-dealers (including the Distributor and other affiliates of the Funds) and others who furnish personal and shareholder account maintenance services to Class A or Class C shareholders of a Fund.

(c) Unreimbursed Distribution Expenses.  In the event that the Distributor is not fully reimbursed for payments made or expenses incurred by it as contemplated hereunder with respect to Class A or Class C Shares of the RMB Mendon Financial Long/Short Fund in any fiscal year, the Distributor shall be entitled to carry forward such expenses to subsequent fiscal years for submission to such class of Shares of the RMB Mendon Financial Long/Short Fund for payment, subject always to the annual maximum expenditures set forth in paragraph 1; provided, however, that nothing herein shall prohibit or limit the Trustees from terminating the Plan and all payments hereunder at any time pursuant to paragraph 6.

3. The Plan and any related agreements shall not take effect as to a class of Shares of a Fund until it has been approved in the manner prescribed by the Act and the rules and regulations thereunder, subject however to such exemptions as may be granted by the Securities and Exchange Commission (“Commission”) by any rule, regulation or order.  It being recognized that the Act and the rules and regulations thereunder currently require that the Plan and any related agreements shall not take effect as to a class of Shares of a Fund until it has been approved with respect to such class of Shares by a majority vote of:

(a) both (i) the Board and (ii) the Qualified Trustees, cast in person at a meeting called for the purpose of voting thereon, and

(b) if adopted after any public offering of such class of Shares a Fund or the sale of such Shares to persons who are not affiliated persons of such Fund, affiliated persons of such persons, promoters of such Fund or affiliated persons of such promoters, a vote of at least “a majority of the outstanding voting securities” (as defined in the Act) of that class of Shares of such Fund.

4. The Plan and any related agreements shall continue in effect for so long as such continuance is approved in the manner prescribed by the Act and the rules and regulations thereunder, subject however to such exemptions as may be granted by the Commission by any rule, regulation or order.  It being recognized that the Act and the rules and regulations thereunder currently require that the Plan and any related agreements shall continue in effect for so long as such continuance is specifically approved at least annually with respect to each applicable Fund and class of Shares thereof by a majority vote of both (i) the Board and (ii) the Qualified Trustees, cast in person at a meeting called for the purpose of voting thereon.

5. In each year that the Plan remains in effect, any person authorized to direct the disposition of monies paid or payable by the Trust pursuant to the Plan or any related agreement shall prepare and furnish to the Board, and the Board shall review, at least quarterly, written reports, with respect to each Fund and class of Shares thereof, of the amounts expended under the Plan and the purposes for which such expenditures were made.

6. The Plan may be terminated as to a class of Shares of a Fund at any time in the manner prescribed by the Act and the rules and regulations thereunder, subject however to such exemptions as may be granted by the Commission by any rule, regulation or order.  It being recognized that the Act and the rules and regulations thereunder currently provide that the Plan may be terminated as to a class of Shares of a Fund at any time by a majority vote of the Qualified Trustees or by a “vote of a majority of the outstanding voting securities” (as defined in the Act) of that class of Shares of that Fund.

7. Any agreement related to the Plan may be terminated as to a class of Shares of a Fund at any time in the manner prescribed by the Act and the rules and regulations thereunder, subject however to such exemptions as may be granted by the Commission by any rule, regulation or order.  It being recognized that the Act and the rules and regulations thereunder currently provide that any agreement related to the Plan:

(a) may be terminated as to a class of Shares of a Fund at any time, without the payment of any penalty, by a majority vote of the Qualified Trustees or by a “vote of a majority of the outstanding voting securities” (as defined in the Act) of that class of Shares of that Fund on not more than sixty days’ written notice to any other party to such agreement, and

(b) shall be automatically terminated in the event of its assignment (as defined in the Act).

8. The Plan may not be amended in order to increase materially the amount of distribution fees provided for in paragraph 1 above, or otherwise materially amended, unless such amendment is approved in the manner prescribed by the Act and the rules and regulations thereunder, subject however to such exemptions as may be granted by the Commission by any rule, regulation or order.  It being recognized that the Act and the rules and regulations thereunder currently provide that:

(a) the Plan may not be amended in order to increase materially the amount of distribution fees provided for in paragraph 1 above unless such amendment is approved by a vote of at least “a majority of the outstanding voting securities” (as defined in the Act) of that class of Shares of the relevant Fund, and

(b) no other material amendment to the Plan shall be made unless approved by the Board and the Qualified Trustees, with respect to each applicable Fund and class of Shares thereof, in the manner provided in paragraph 3(a) above.

9. While the Plan shall be in effect, the Board shall satisfy the fund governance standards as defined in Rule 0-1(a)(7) under the Act.

10. The Trust shall preserve copies of the Plan and any related agreements and all reports made pursuant to paragraph 5 hereof, for a period of not less than six years from the date of the Plan, or the agreements or such reports, as the case may be, the first two years in an easily accessible place.

11. Any obligation of the Trust hereunder shall be binding only upon the assets of the class of Shares of the Fund incurring such obligation and shall not be binding on any Trustee, officer, employee, agent, or shareholder of the Trust. Neither the authorization of any action by the Trustees or shareholders of the Trust nor the adoption of the Plan on behalf of the Trust shall impose any liability upon any Trustee or upon any shareholder of the Trust.

12. If any provision of this Plan shall be held or made invalid by a court decision, rule or otherwise, the remainder of this Plan shall not be affected thereby.

Dated:  April 26, 1995
Amended: August 27, 1998; November 13, 2003; May 17, 2012; January 2013; January 19, 2016; June 6, 2017; December 6, 2017; and [March 7, 2019].